Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2007 with respect to the consolidated financial statements of Tropicana Casinos and Resorts, Inc. and Subsidiaries included in Amendment No. 1 to the Registration Statement (Form S-4, No. 333-144239) and related Prospectus of Tropicana Entertainment, LLC for the registration of $960,000,000 of its 9 5/8% Senior Subordinated Notes due 2014.
/s/ Ernst & Young LLP
Cincinnati, Ohio
October 15, 2007